Exhibit 99.9

Can-Cal Closes Second Tranche of Unit Private Placement

February 23, 2011, Las Vegas, Nevada, USA Can-Cal Resources Ltd. (“Can-Cal”) (Trading Symbol: NASDAQ OTCBB – “CCRE”) announced today that it has completed the second tranche of its previously announced non-brokered private placement of Units for aggregate gross proceeds of US$61,200.  Can-Cal issued a total of 1,020,000 Units at a price of US$0.06 per Unit.  Each Unit consists of one common share (“Common Share”) and one Common Share purchase warrant (“Warrant”).  Each Warrant is exercisable into one additional Common Share at an exercise price of US$0.08 per share until August 18, 2012.

The use of proceeds will include but not be limited to: i) complete work-up of the 2 potential extraction processes that have currently been presented to determine which process will be used to potentially prove up any precious metals, platinum groups elements and/or other base metals on the Pisgah, California property and the Wikieup, Arizona property; ii) to conduct a drill program to potentially prove up the potential tonnages and subsequently any precious metals and/or other base metals on the Wikieup, Arizona property; iii) to conduct a comprehensive research and development program to ascertain the potential for any rare earth elements on the Owl Canyon, California property; iv) to determine and engage a qualified and comprehensive US and Canadian investor relations and shareholder communications group; and v) strategic working capital reserve.

Finders acting in connection with the second tranche of the private placement are entitled to receive aggregate fees of $510 and 8,500 Common Shares.

About Can-Cal Resources

Can-Cal is an emerging precious metals exploration company actively engaged in identifying commercial mining opportunities. Can-Cal is currently focusing its efforts on the following three properties: Pisgah, California, Owl Canyon, California and Wikieup, Arizona.

FOR FURTHER INFORMATION, PLEASE CONTACT:
G. Michael Hogan, Chief Executive Officer
Can-Cal Resources Ltd.
8205 Aqua Spray Avenue
Las Vegas, Nevada  89128
Tel: (702) 243-1849
Email: mining@lvcoxmail.com
Website: www.can-cal.com